EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Imperial Capital Bancorp, a California bank holding company (“Bancorp”) and Imperial Capital Bank, a California bank (“Bank”) and Joseph W. Kiley III, an individual (“Executive”), as of October 1, 2009 (the “Effective Date”) and shall be in effect for the period of one year, subject to renewal for such term as may be agreed upon by the parties.  As used herein, “Company” refers jointly and individually to the Bancorp and Bank.  This Agreement by and between the Company and Executive (collectively referred to as the “Parties”) is intended, where applicable, to comply with section 409A of the Internal Revenue Code of 1986, as amended (“Code”).  While following execution this Agreement shall be effective as of the Effective Date, it shall not be executed by the parties or become effective until all required regulatory approvals have been received.

1.	Duties and Executive Position.

Executive is hereby employed as the President and Chief Executive Officer of Bancorp and President and Chief Executive Officer of Bank.  Executive shall perform the customary duties of a Chief Executive Officer for a California bank holding company and bank, including but not limited to supervision of Company’s business and all subsidiary corporations and businesses owned or related to Company and such other duties as may from time to time be reasonably requested of Executive by the Board of Directors of Company (“Board”).  As used herein the term “business of Company” shall include the business of any of Company’s subsidiaries and related entities.  The duties of Executive shall include, but not be limited to, managing the Company so that it shall be in substantial and timely compliance with the requirements of any formal or informal administrative action or notice to which the Company may be subject, whether in the form of a cease and desist order, a memorandum of understanding or other regulatory action or requirement, provided, however, that any noncompliance with any such administrative action or notice that occurred prior to this Agreement shall not be attributed to Executive for purposes of the Company’s good faith determination of substantial and timely compliance.

2.	Appointment to Company’s Board of Directors.

Company hereby agrees that as of the Effective Date Executive shall be appointed a member of the Board in accordance with the bylaws of the Company and shall remain a member of the Board for so long as Executive is duly elected to a position on the Board in accordance with the bylaws of the Company and applicable law and this Agreement has not been terminated.  During the period of Executive’s election to the Board, Executive shall serve as a member of any or all committees to which he is appointed, except the Audit Committee and the Compensation Committee and any future Board committees which require only independent directors.  Executive also hereby agrees to accept appointment to other boards of directors and committees of subsidiary and related organizations of Company, except such committees that require an independent director.  Executive shall fulfill all of Executive’s duties as a Board and committee member without additional compensation.  Except as otherwise expressly provided by the terms of this Agreement, upon the termination of Executive’s employment under this Agreement by either Executive or Company, Executive’s service on the Board, all committees of the Company, all corporate offices of Company, and all of Company’s subsidiaries and related companies shall be immediately terminated without further corporate action; further, all fringe benefits, such as insurance, shall be terminated on the last day of service of Executive, unless otherwise expressly provided by the terms of this Agreement, Company’s personnel policy, or any other benefit policies and programs in effect at the time of such termination.

3.	Arbitration

To the fullest extent permitted by law all controversies between Executive and Company, including whether any termination is with or without cause, will be submitted for resolution to binding arbitration in accordance with the Employment Rules of the American Arbitration Association.  This means that, except as otherwise stated, both the Company and the Executive understand that arbitration will be their exclusive forum for resolving disputes between them, and that both parties waive their entitlement, if any, to have controversies between them decided by a court or a jury.  This provision shall not apply to any claim or controversy with respect to or arising out of any employee benefit plan or program of the Company to the extent that such plan or program requires participants, beneficiaries and other claimants to follow certain claims procedures specified therein

4.	Extent of Service.

Throughout his employment with the Company as President and Chief Executive Officer, Executive shall donate his full time, attention, and energies to the business of Company and shall not be engaged in any other business activities, except personal investments or as expressly provided in this Agreement, without the prior written consent of Company.

5.	Regular Compensation.

In consideration for the services which Executive is to render under this Agreement, Company shall pay to Executive a base salary (“Base Salary”) in the amount and in installments as set forth in Schedule A, appended to and by this reference incorporated into this Agreement..  The Base Salary shall be payable to Executive in equal semi-monthly installments on the Company’s normal payroll schedule.

6.	Incentive Compensation.

Executive shall also be entitled to participate in any other incentive programs which may be adopted from time to time by Company for Executive, subject to the terms thereof.  Amounts awarded Executive under any said incentive program shall be determined at the sole discretion of Company, including the vesting of any incentive awards.

7.	Business Expenses.

Executive shall be reimbursed for all ordinary and necessary, documented expenses in conformity with Company policy, including any expenses for extended stays in or around the Company’s La Jolla headquarters, provided that Executive shall select accommodations in or around La Jolla that are economically reasonable in consultation with the Board.  Request for reimbursement of other expenses shall be presented to the Board in advance for approval.    The Company shall pay for Executive’s monthly membership dues for the Lakeside Golf Club.

8.	Automobile Allowance.

Executive shall be paid an automobile allowance of $2,000 per month in accordance with the Company’s Corporate Officer Vehicle Program.

9.	Vacation.

During his employment Executive shall be entitled to vacation leave at full salary at the discretion of Executive as time allows, so long as it is reasonable and does not jeopardize his responsibilities, of twenty (20) business days per annum; provided that Executive shall take as a portion of his vacation leave at least ten (10) consecutive business days per annum, unless otherwise waived by the Board.  At the termination of this Agreement for any reason, Executive shall be paid for any vacation leave accrued but not taken.

10.	Disability.

If Executive becomes disabled (as defined in section 409A of the Code) during his employment with Company pursuant to the terms of this Agreement, Company agrees to continue Executive’s Base Salary (i) for ninety (90) days from commencement of the disability or (ii) until Executive is able to return to work whichever is less.

11.	Insurance.

Company shall provide to Executive, for the benefit of Executive and his eligible dependents,  during Executive’s employment with Company pursuant to this Agreement and at Company’s expense the same medical insurance, and dental insurance, which may be offered to Company’s other full-time Executives under any benefit plans as may be in effect from time to time.  In addition, during the term of this Agreement the Company shall pay the monthly premium for Executive’s existing disability insurance coverage (Northwestern Mutual Policy Nos. DI-417-740 and DI-489-489).

The parties acknowledge that Executive’s Base Salary has been set high enough under this Agreement so that Executive may pay for additional life insurance.  Executive shall have the right to determine whether to maintain life insurance and use part of his Base Salary to cover the premiums thereon, or to use the Base Salary for other purposes.  Company shall have no duty under this Agreement to give Executive any additional compensation to cover life insurance premiums or to maintain any life insurance on Executive’s life.

12.	Stock Options.

(a)           As part of the consideration for entering this Agreement, the Board has agreed to grant Executive 127,928 incentive stock options on or about the Effective Date.  The stock option grant will vest as follows:  20% shall vest 12 months after the grant date.  Thereafter the options will vest 20% per year on the anniversary of the grant date.  Options will be totally vested in five years.  Stock Options will immediately vest and become exercisable upon the following:  (i) Termination by the Company without “cause” as defined in Section 19 below, (ii)  Termination by the Executive for “Good Reason” as defined in Section 19 and (iii) Expiration of this Agreement (as defined in Section 19(c)).

(b)           Such stock options shall be granted pursuant to and subject to the terms of the Company’s Stock Option Plan, as amended and shall be subject to such other terms as determined by the Board as may be set forth in the stock option award agreement.

(c)           Additional annual stock option grants may be recommended by the Compensation Committee subject to the approval of the Board of Directors.

13.	Retirement Plans.

Executive shall be entitled to participate in any retirement plans offered to other Executives of the company, such as Executive’s participation in the Company’s 401(k) plan.

14.	Printed Material.

All written, printed, electronic, visual or audio materials used by Executive in performing duties for Company, other than Executive’s personal notes and diaries, are and shall remain the property of Company.  Upon termination of Executive’s employment for any reason,.  Executive shall return all such materials to Company.

15.	Disclosure of Information.

In the course of employment, Executive may have access to confidential information and trade secrets relating to Company’s business.  Except as required in the course of employment by Company, Executive shall not, without Company’s prior written consent, directly or indirectly disclose to anyone any confidential information relating to Company or any financial information, trade secrets or “know-how” that is germane to Company’s business and operations.

Executive recognizes and acknowledges that any financial information concerning any of Company’s customers, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Company’s business.  Executive shall not, either before or after termination of this Agreement, disclose to anyone said financial information, or any part thereof, for any reason or purposes whatsoever.

16.	Prohibited Activities and Investments.

Except as permitted in Section 22 of this Agreement, during Executive’s employment with Company pursuant to this Agreement, Executive shall not, directly or indirectly, either as an Executive, Company, consultant, agent, principal, partner, principal stockholder (i.e., ten percent or more) or corporate officer, directly, or in any other individual or representative capacity, engage or participate in any business competitive with that of Company.

17.	Surety Bond.

Executive agrees to furnish all information and take any other steps necessary to enable Company to obtain and maintain a fidelity bond conditional on the rendering of a true account by Executive of all moneys, goods, or other property that may come into the custody, charge, or possession of Executive during Executive’s employment.  The surety company issuing such bond and the amount of the bond must be acceptable to Company.  All premiums on the bond are to be paid by Company.  If Executive cannot personally qualify for a surety bond at any time during the Executive’s employment with Company pursuant to this Agreement, Company shall have the option to terminate this Agreement immediately and said termination shall be deemed to be a termination for cause under Section 19(a) herein.

18.	Moral Conduct.

Executive agrees to conduct himself at all times with due regard to public conventions and morals and to abide by and reflect in his personal actions all of the “core values” adopted by Company and its subsidiaries from time to time.  Executive further agrees not to do or commit any act that will reasonably tend to degrade him or to bring him into public hatred, contempt or ridicule, or that will reasonably tend to shock or offend any community in which Company engages in business, or to prejudice Company or the banking industry in general.

19.	Termination of Agreement.

(a)           Termination for Cause.

Company reserves the right to terminate this Agreement “for cause.”  Termination for cause shall include termination because of Executive’s (i) personal dishonesty directly related to Executive’s performance of his duties under this Agreement, (ii) incompetence, (iii) willful misconduct, (iv) breach of fiduciary duty involving personal profit, (v) material  breach of any of the terms of this Agreement, (vi) substantial failure to perform assigned duties, (vii) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (viii) the willful or permanent breach by Executive of any obligations owed to Company pursuant to this Agreement.  In addition, Company reserves the right to terminate this Agreement “for cause” in the event that actions are effected by any regulatory agency having jurisdiction to remove or suspend Executive from office, or upon the directive of any such regulatory agency that Company must remove Executive as its Chief Executive Officer, regardless of whether such directive is given orally or in writing.

(b)           Definition of Good Reason.

As used in this Agreement, the term Good Reason means the occurrence of any of the following provided, however, that any such event or condition shall cease to constitute a Good Reason two years following its initial existence:

(1)	A material diminution in Executive’s Base Salary:

(2)	A material diminution in Executive’s authority, duties, or responsibilities;

(3)	A requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company.

(4)
A change in the Executive’s principal work location to any location that is more than 50 miles from Executive’s current work location on the date of this Agreement (viz. the Company’s Glendale offices), provided, however that the Company’s La Jolla, California work location is excepted from this provision; or

(5)	Any other action or inaction that constitutes a material breach of this Agreement by the Company; or

(6)	Death; or

(7)	Disability, as defined in Section 10, for a period of 90 days.

Notwithstanding the foregoing, the Executive shall not be considered to have terminated employment for Good Reason (i) unless he provides written notice to the Company of the existence of the event or condition constituting Good Reason within 30 days (90 days in the case of Disability) of its initial existence, or (ii) if the Company remedies such event or condition within 30 days of receipt of such notice or, if such condition is not reasonably capable of being remedied within such 30 day period, if the Company timely commences remediation of the event or condition and diligently completes the remediation of the event or condition .

(c)           Expiration of Agreement

The Executive’s employment under this Agreement will terminate on July 15, 2010 (the “Expiration Date”), unless extended or renewed by the written agreement of the parties.  On or before March 15, 2010, either party to this Agreement may give the other party written notice of such party’s desire to renew or extend this Agreement (in either case, a “Notice of Renewal”).  Upon receipt of Notice of Renewal from the other party, both parties shall commence negotiations for the renewal or extension of this Agreement, provided however, that neither party shall be obligated to enter into any agreement for the renewal or extension of this Agreement.  “Expiration of the Agreement” means Executive’s performance of his duties under this Agreement through the later of (i) the Expiration Date or (ii) if the Parties renew or extend this Agreement, through the end of the term specified in any such renewal or extension.

20.	Compensation Upon Termination of This Agreement

Upon the termination of this Agreement for the reasons set forth in Section 19 of this Agreement, Executive shall be entitled to the following compensation:

(a)           Upon termination “for cause”, Executive shall be paid his Base Salary, benefits and a payout of all accrued but unused vacation days, if any, due him through the date of termination and the Company shall not be obligated to provide any other compensation or benefits.

(b)           Upon termination of this Agreement by the Company without cause or by Executive for Good Reason, the Company shall pay to Executive at the time of such termination his Base Salary, benefits and a payout of all accrued but unused vacation days, if any, due him through the date of termination.   Payment of the compensation and benefits payable in this subsection (b) are conditioned on the Executive executing and delivering to the Company a general release of claims arising out of this Agreement.

21.	Cooperation with Company after Termination of the Executive’s Employment.

Following termination of the Executive’s employment, Executive shall cooperate reasonably with Company in all matters relating to the winding up of his pending work on behalf of Company and the orderly transfer of any such pending work to other employees of Company as may be designated by Company, including but not limited to the successor President and Chief Executive Officer of Company.

22.	Director of California General Bank, N.A.

Executive has disclosed and the Company acknowledges that Executive is serving on the board of directors of California General Bank, a federally-chartered commercial bank located in Pasadena, California.  Executive may continue to serve on such board during the term of this Agreement, subject to compliance with the Depository Institution Management Interlocks Act and the regulations of the FDIC thereunder.

23.	Notices.

Any notice to Company required or permitted under this Agreement shall be given in writing to Company, either by personal service or by certified mail, postage prepaid, addressed to the Executive Committee of the Board of Directors at the Company’s Glendale office.  Any such notice to Executive shall be given in like manner and, if mailed, shall be addressed to Executive at Executive’s home address then shown in Company’s files.  For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if personally served on the party to whom notice is to be given, or (b) the fifth business day after mailing, if mailed to the party to whom notice is to be given in the manner provided in this Section.  Either party may change the address for receiving notice by giving notice of such change to the other party.

24.	Nonassignability.

Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives without Company’s prior written consent; provided, however, that nothing in this Section 24 shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

25.	No Attachment.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

26.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Company and their respective permitted successors and assigns.  This Agreement shall not become effective and Executive shall have no rights hereunder prior to receipt of all regulatory approvals from the Company’s banking regulators.

27.	Modification and Waiver.

(a)           Amendment of Agreement.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           Waiver.

No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.  No delay in exercising any rights shall be construed as a waiver, nor shall a waiver on one occasion operate as a waiver of such right on any future occasion.

28.	Entire Agreement.

The parties hereto acknowledge that each has read this Agreement, understand it, and agree to be bound by its terms.  The parties further agree that this Agreement contains all of the covenants and agreements between the parties with respect to the employment of Executive by Company.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid and binding.

29.	Partial Invalidity.

If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

30.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

31.	Injunctive Relief.

Company and Executive acknowledge and agree that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character which give them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.  Company and Executive therefore expressly agree that Company and Executive, in addition to any other rights or remedies which Company and Executive may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by Executive and Company.

32.	Company Regulatory Agencies.

The obligations and rights of the Parties hereunder are expressly conditioned upon the approval or non-disapproval of (i) this Agreement and/or (ii) Executive, in the event such approvals are required, by those banking regulatory agencies which have jurisdiction over Company or any of its subsidiaries.

33.	Duplicate Originals.

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

34.	Compliance with Internal Revenue Code section 409A.

(a)           Company and Executive agree that, notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of section 409A of the Code or shall comply with the requirements of such provision.  References in this Agreement to section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under section 409A of the Code.  Executive hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code section 409A and applicable State tax law.  Executive hereby agrees to bear the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Code section 409A, that no representations have been made to Executive relating to the tax treatment of any payment pursuant to this Agreement under Code section 409A and the corresponding provisions of any applicable State income tax laws, and that in no event shall the Company be liable to Executive for or with respect to any taxes, penalties or interest which may be imposed upon Executive pursuant to section 409A.

(b)           If, on the date of Executive’s Separation from Service, Executive is a “specified employee,” as defined in section 409A of the Code, of the Company, and if any payments or benefits under this Agreement payable upon Executive’s Separation from Service will result In additional tax or interest to the Executive because of section 409A of the Code, then despite any provision of this Agreement to the contrary the Executive will not be entitled to the payments or benefits until the earlier of (x) the date that is six months and one day after Executive’s Separation from Service for reasons other than the Executive’s death, and (y) the date of the Executive’s death. After the end of the period during which payments or benefits are delayed under this provision, the entire amount of the delayed payments and benefits shall be paid to the Executive in a single lump sum, without interest.

With respect to reimbursements and in-kind benefits made to Executive pursuant to Sections 8 and 9, if any, which are not otherwise excludible from Executive’s gross income, to the extent required to comply with the provisions of section 409A of the Code, no reimbursement of such expenses incurred by Executive during any taxable year of Executive shall be made after the last day of the following taxable year, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and the right to reimbursement of such expenses or such in-kind benefits shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the first day of October, 2009.

BANCORP:	IMPERIAL CAPITAL BANCORP

	By:	/s/ Anthony A. Rusnak
Anthony A. Rusnak

BANK:	IMPERIAL CAPITAL BANK

	By:	/s/ Anthony A. Rusnak
Anthony A. Rusnak

EXECUTIVE:	By:	/s/ Joseph W. Kiley III
Joseph W. Kiley III

SCHEDULE A

BASE SALARY

The Base Salary payable to Executive during the term of this Agreement is $683,328, payable in installments in accordance with the Company’s normal payroll schedule, as follows:

For the Month, Year	Amount
October, 2009	$83,333
November, 2009	$83,333
December, 2009	$83,333
January, 2010	$66.666
February, 2010	$66,666
March, 2010	$66,666
April, 2010	$66,666
May, 2010	$66,666
June, 2010	$66,666
July 1 through and including July 15, 2010	$33,333